EXHIBIT 8

                  [LETTERHEAD OF DUANE, MORRIS & HECKSCHER LLP]

July 25, 2001

Board of Directors
NBT Bancorp Inc.
52 South Broad Street
Norwich, New York 13815

Board of Directors
CNB Financial Corp.
24 Church Street
Canajoharie, New York 13317

                  Re: Proposed Merger of CNB Financial Corp. with and into NBT Bancorp Inc. and Proposed Merger of Central National
                       Bank, Canajoharie with and into NBT Bank, National Association

Ladies and Gentlemen:

         We have acted as counsel to NBT Bancorp Inc., a Delaware corporation ("NBT"), in connection with the Agreement and Plan of Merger dated as of June 19, 2001 (the "Agreement"), among NBT, NBT Bank, National Association, a national banking association and direct wholly-owned subsidiary of NBT ("NBT Bank"), CNB Financial Corp., a New York corporation ("CNB"), and Central National Bank, Canajoharie, a national banking association and direct wholly-owned subsidiary of CNB ("CNB Bank"), and a related Bank Merger Agreement dated as of June 29, 2001 between NBT Bank and CNB Bank (the "Bank Merger Agreement"), whereby CNB will be merged with and into NBT, with NBT being the surviving corporation (the "Holding Company Merger") and CNB Bank will be simultaneously merged with and into NBT Bank, with NBT Bank being the surviving corporation (the "Bank Merger"). The Holding Company Merger and the Bank Merger are collectively referred to as the "Reorganizations".

         In accordance with section 4.5 of the Agreement, this opinion addresses the material federal income tax consequences of the Reorganizations.

         Except as otherwise defined herein, all terms defined in the Agreement shall have the same meaning when used in this opinion.

         The elements of the Reorganizations are as follows:

         (1) Pursuant to the Agreement, the provisions of Section 251 et seq. of the Delaware General Corporation Law and Section 901 et seq. of the New York Business Corporation Law, CNB will merge with and into NBT, with NBT being the surviving corporation. At the Effective Time, each holder of shares of CNB Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of CNB Common Stock held in the treasury of CNB or owned beneficially by any CNB Subsidiary other than in a fiduciary, representative or custodial capacity or in connection with a debt previously contracted or any shares of CNB Common Stock held by NBT or owned beneficially by any NBT Subsidiary other than in a fiduciary, representative or custodial capacity or in connection with a debt previously contracted) will receive, in exchange for each share of CNB Common Stock, 1.2 shares of NBT Common Stock, together with the related Rights. NBT will not issue fractional shares of its stock. In lieu of fractional shares of NBT Common Stock, if any, each CNB shareholder who is entitled to a fractional share of NBT Common Stock will receive an amount of cash equal to the product obtained by multiplying (i) such fractional share interest by (ii) the Average Closing Price.

         (2) Pursuant to the Agreement, the Bank Merger Agreement and the provisions of Section 215a of the National Bank Act and simultaneously with the Holding Company Merger, CNB Bank will merge with and into NBT Bank, with NBT Bank being the surviving corporation and the outstanding shares of the common stock of CNB Bank will be canceled.

                                     *******

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         In rendering our opinion, we have examined and relied upon but have not independently verified the accuracy and completeness of the facts, information, covenants and representations contained in the Agreement, the Bank Merger Agreement and such other documents as we have deemed necessary or appropriate as a basis for our opinion. In addition, we have relied upon representation letters furnished to us by NBT and CNB, dated July 19, 2001 and July 20, 2001, respectively. Where such statements and representations are made to the best of the knowledge of the person making such statement or representation, we have assumed the facts to be as so stated and represented. We have also assumed that the Reorganizations will be consummated in accordance with the Agreement, the Bank Merger Agreement and the Registration Statement, including the Joint Proxy Statement/Prospectus, as filed with the Securities and Exchange Commission on Form S-4. Our opinion is conditioned on the initial and continuing accuracy of such facts, information, covenants, representations, statements and assumptions. In addition, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons, and the conformity to the originals of all documents submitted to us as copies.

         In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, pertinent judicial authorities, and interpretive rulings as we have considered relevant as in effect as of the date hereof. Statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change in the authorities upon which our opinion is based could affect our conclusions.

                                     *******
         Based solely upon the foregoing, we are of the opinion that under current law for United States federal income tax purposes:

         (i) The Holding Company Merger will qualify as a "reorganization" under Section 368(a)(1) of the Code. NBT and CNB will each be a "party to the reorganization" within the meaning of Section 368(b) of the Code.

         (ii) Neither NBT nor CNB will recognize any gain or loss in the Holding Company Merger.

         (iii) No gain or loss will be recognized by a CNB shareholder upon that shareholder's receipt of shares of NBT Common Stock in exchange for shares of CNB Common Stock, except with respect to cash received instead of a fractional share of NBT Common Stock.

         (iv) The tax basis of the shares of NBT Common Stock received by a CNB shareholder (including any fractional share interest to which that shareholder may be entitled) will be the same as the tax basis of that shareholder's CNB Common Stock exchanged therefor.

         (v) The holding period of the NBT Common Stock received by a CNB shareholder (including any fractional share interest to which that shareholder may be entitled) will include the holding period of the CNB Common Stock exchanged therefor, provided the CNB Common Stock is held as a capital asset by the shareholder at the Effective Time.

         (vi) A CNB shareholder who receives cash instead of a fractional share of NBT Common Stock will treated as if such shareholder received the fractional share of NBT, which was then redeemed by NBT for cash and will recognize gain or loss equal to the difference between the cash received and the portion of the basis of the shareholder's shares of CNB Common Stock allocable to that fractional share. This gain or loss generally will be capital gain or loss provided the CNB Common Stock was held by the CNB shareholder as a capital asset, and generally will be long-term capital gain or loss if the holding period of the CNB Common Stock exchanged for a fractional share was more than one year as of the Effective Time.

         (vii)    The Bank Merger will qualify as a "reorganization" under
                  Section 368(a)(1) of the Code. NBT Bank and CNB Bank will each be a "party to the reorganization" within the meaning of
                  Section 368(b) of the Code.

         (viii) Neither NBT Bank nor CNB Bank will recognize any gain or loss in the Bank Merger.

                                     *******

         Except as set forth above, we express no opinion as to the federal, state, local or foreign tax consequences of the Holding Company Merger, the Bank Merger or of any transactions related thereto. This opinion is not to be used, quoted, circulated or otherwise referred to without our express written permission, except that we hereby consent that it may be filed as an Exhibit to the Registration Statement, including the Joint Proxy Statement/Prospectus, to be filed with the Securities and Exchange Commission on Form S-4.

                                             Very truly yours,

                                             /s/ Duane Morris & Heckscher LLP
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